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                                   EXHIBIT 1




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                         UNITED STATES BANKRUPTCY COURT

                      FOR THE WESTERN DISTRICT OF OKLAHOMA



IN RE:                        )
                              )
FREYMILLER TRUCKING, INC.,    )    Case No. 95-12095-BH
                              )    Chapter 11
               Debtor.        )


               FIRST AMENDED PLAN OF REORGANIZATION OF FREYMILLER
              TRUCKING, INC. INCORPORATING ALL TECHNICAL AMENDMENTS


          Freymiller Trucking, Inc., an Indiana corporation ("Debtor"), hereby proposes this First Amended Plan of Reorganization of Freymiller Trucking, Inc. ("Plan") to resolve claims against, and interests in, the Debtor. The Debtor is the proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Reform Act of 1978, as amended ("Bankruptcy Code").

          The Disclosure Statement for the First Amended Plan of Reorganization of Freymiller Trucking, Inc. ("Disclosure Statement") provides certain information with respect to the Debtor and the Plan.

          Nothing in the Plan should be construed as constituting a solicitation of acceptances of the Plan unless and until the Disclosure Statement has been approved and distributed to all holders of claims and interests to the extent required by Section 1125 of the Bankruptcy Act.

          All holders are encouraged to read the Disclosure Statement and the Plan in their entirety before voting to accept or to reject the Plan.


                                    ARTICLE I

                    DEFINED TERMS AND RULES OF INTERPRETATION

     A. DEFINED TERMS. A capitalized term used in the Plan and not otherwise defined shall have the meaning, if any, assigned to the capitalized term in this
Article I and, if no meaning is assigned to the capitalized term in this Article I, shall have any meaning assigned to the capitalized term in the Bankruptcy Code or the Bankruptcy Rules (as defined herein).

           1. ADMINISTRATIVE CLAIM. The term "Administrative Claim" means a Claim for administrative expenses allowed under Section 503(b), Section 507(b) or Section 1114(e)(2) of the Bankruptcy Code.



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           2.  ALLOWED CLAIM.  The term "Allowed Claim" means (a) a Claim that has been reflected by the Debtor in the schedule of liabilities filed by the Debtor pursuant to Section 521 of the Bankruptcy Code as other than disputed, contingent or unliquidated and to which neither the Debtor nor any other interested person has not objected by any applicable date set by the Bankruptcy Court or established by the Plan or (b), if a proof of claim with respect to a Claim has been timely filed or is deemed to have been timely filed, the Claim either is not a Disputed Claim or has been allowed by a Final Order.

           3. ALLOWED . . . CLAIM. The term "Allowed . . . Claim" means an Allowed Claim of the type described or in the Class described, as the case may be.

           4. ALLOWED INTEREST. The term "Allowed Interest" means an Interest that is registered on the Effective Date in the stock register that either is maintained by, or on behalf of, the Debtor and that is not a Disputed Interest or has been allowed by a Final Order.

           5. ALLOWED . . . INTEREST. The term "Allowed . . . Interest" means an Allowed Interest of the type described or in the Class described, as the case may be.

           6. ARTICLES OF INCORPORATION. The term "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of Freymiller Trucking, Inc. as in effect on the Petition Date.

           7.  BANK IV.  The term "Bank IV" means Bank IV Oklahoma, N.A.

           8. BANKRUPTCY CODE. The term "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended.

           9. BANKRUPTCY COURT. The term "Bankruptcy Court" means the United States Bankruptcy Court for the Western District of Oklahoma or, if the United States Bankruptcy Court for the Western District of Oklahoma ceases to exercise jurisdiction over the Case, the court that exercises jurisdiction over the Case in lieu of the United States Bankruptcy Court for the Western District of Oklahoma.

          10. BANKRUPTCY RULES. The term "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure, as amended, and the Local Bankruptcy Rules for the United States District Court for the Western District of Oklahoma, as amended.

          11. BUSINESS DAY. The term "Business Day" means any day, other than a Saturday, a Sunday or a "legal holiday" (as defined in Rule 9006(a) of the Bankruptcy Rules).

          12. BYLAWS. The term "Bylaws" means the Restated Bylaws of Freymiller Trucking, Inc. as in effect on the Petition Date.

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          13.  CAPTIVE RESOURCES.  The term "Captive Resources" means Captive
Resources Company.

          14. CASE. The term "Case" means the case styled IN RE FREYMILLER TRUCKING, INC., Case No. 95-12095-BH, pending before the Bankruptcy Court with respect to the Debtor.

          15. CLAIM. The term "Claim" means a claim (as defined in Section 101(5) of the Bankruptcy Code).

          16. CLARENDON. The term "Clarendon" means Clarendon National Insurance Company.

          17. CLASS. The term "Class" means a class of Claims against, or Interests in, the Debtor.

          18. COMMITTEE. The term "Committee" means the Official Creditors' Committee.

          19. CONFIRMATION DATE. The term "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.

          20. CONFIRMATION HEARING. The term "Confirmation Hearing" means the hearing before the Bankruptcy Court on the confirmation of the Plan pursuant to
Section 1129 of the Bankruptcy Code.

          21. CONFIRMATION ORDER. The term "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

          22.  COTTINGHAM.  The term "Cottingham" means Cottingham & Butler,
Inc.

          23. DEBTOR. The term "Debtor" means Freymiller Trucking, Inc., an Indiana corporation.

          24. DISCLOSURE STATEMENT. The term "Disclosure Statement" means the Disclosure Statement for the First Amended Plan of Reorganization of Freymiller Trucking, Inc. that relates to the Plan and that is approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

          25. DISPUTED CLAIM. The term "Disputed Claim" means (a), if no proof of claim with respect to a Claim has been timely filed but a proof of claim has been deemed timely filed because the Claim has been scheduled by the Debtor in the schedule of liabilities filed by the Debtor pursuant to Section 521 of the Bankruptcy Code as other than disputed, contingent or unliquidated, and the Debtor or any other party in interest has objected to the Claim and such objection has not been withdrawn or resolved by a Final Order or (b), if a proof of claim with respect to a Claim has

                                     3



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been timely filed or has been deemed timely filed, an objection has been filed by the Debtor or any other party in interest and such objection has not been withdrawn or resolved by a Final Order.

          Prior to the time that an objection has been or may be timely filed, for the purposes of the Plan, a Claim asserted in a proof of claim is deemed a Disputed Claim in its entirety if (a) the amount reflected in the proof of claim exceeds the amount of any corresponding Claim reflected by the Debtor in the schedule of liabilities, (b) any corresponding Claim in the schedule of liabilities has been scheduled as disputed, contingent or unliquidated, irrespective of the amount scheduled, or (c) no corresponding Claim has been scheduled by the Debtor in the schedule of liabilities.

          26. DISPUTED INTEREST. The term "Disputed Interest" means any Interest to which an objection has been filed by the Debtor or any other party in interest and which objection, if timely filed, has not been withdrawn or resolved by a Final Order.

          27. DISTRICT COURT. The term "District Court" means the United States District Court for the Western District of Oklahoma.

          28. EFFECTIVE DATE. The term "Effective Date" means a Business Day determined by the Debtor, in its sole discretion, after the Confirmation Date and on which date (a) no stay of the Confirmation Order is in effect and (b) all conditions to the Effective Date set forth in Section IX(A) have been satisfied or waived as provided in Article IX(B).

          29. ESTATE. The term "Estate" means the estate created for the Debtor in the Case pursuant to Section 541 of the Bankruptcy Code.

          30. EXISTING FREYMILLER COMMON STOCK. The term "Existing Freymiller Common Stock" means the shares of common stock, par value $0.01 per share, of the Debtor issued and outstanding on the Petition Date.

          31. FINAL ORDER. The term "Final Order" means an order issued by the Bankruptcy Court or another court of competent jurisdiction (a) which has not been reversed, vacated or stayed and (b) as to which the time to appeal or to seek certiorari has expired and no appeal or petition for certiorari has been timely taken or as to which any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order was appealed or from which certiorari was sought.

          32. FIREMEN'S FUND. The term "Firemen's Fund" means Firemen's Fund Insurance Company.

          33. FIRST ENTERPRISE BANK. The term "First Enterprise" means First Enterprise Bank.

          34.  GECC.  The term "GECC" means General Electric Capital
Corporation.

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          35.  IBM CREDIT.  The term "IBM Credit" means IBM Credit Corporation.

          36. INSURED CLAIM. The term "Insured Claim" means any Claim arising from an incident or an occurrence that is covered under a contract of insurance covering the Debtor.

          37. INSURER. The term "Insurer" means any person or any entity that provides insurance to the Debtor pursuant to a contract of insurance.

          38. INTEREST. The term "Interest" means the right of a holder of Existing Freymiller Common Stock, including any right or claim against Debtor arising out of the purchase or ownership of said stock, including any claim arising out of any right to rescind the purchase of said stock or to compel the repurchase of said stock or for damages based upon any misrepresentation or failure to disclose any material fact in connection with the purchase or ownership of said stock.

          39. LIQUIDATION COMMITTEE. The term "Liquidation Committee" means the members of the Committee who shall serve in the capacity described in
Article IV(M) of the Plan.

          40. LOAN STIPULATION. The term "Loan Stipulation" means the Stipulation for Secured Borrowing and Use of Cash Collateral executed by the Debtor and Norwest and filed with the Bankruptcy Court on May 23, 1995, as approved and modified by the Order Authorizing Debtor to Enter Into and to Perform Financing Agreement entered by the Bankruptcy Court on June 2, 1995, as subsequently amended.

          41. LUMBERMENS. The term "Lumbermens" means Lumbermens Mutual Casualty Company.

          42.  MERCEDES.  The term "Mercedes" means Mercedes-Benz Credit Corp.

          43. MIDWEST. The term "Midwest" means Midwest Employers Casualty Company.

          44.  NORWEST.  The term "Norwest" means Norwest Business Credit, Inc.

          45. ORDINARY COURSE ADMINISTRATIVE CLAIMS. The term "Ordinary Course Administrative Claims" means all post-petition employee payroll, payroll taxes, health and workers' compensation insurance, owner/operator settlements, road service costs including fuel, over the road costs, building rent, communications and utilities, and computer leases incurred by the Debtor in the ordinary course of its business during the period immediately preceding the Effective Date which are required by the Purchaser to be paid from the Sale Proceeds under ordinary business terms.

          46. ORIX.  The term "Orix" means Orix Credit Alliance, Inc.

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          47.  PETITION DATE.  The term "Petition Date" means April 20, 1995.

          48. PLAN. The term "Plan" means the First Amended Plan of Reorganization of Freymiller Trucking, Inc.

          49. PRIORITY TAX CLAIM. The term "Priority Tax Claim" means a Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

          50. PROFESSIONAL. The term "Professional" means a professional employed in the Case pursuant to Section 327 or Section 1103 of the Bankruptcy Code or a professional seeking compensation or reimbursement of expenses pursuant to Section 503(b)(4) of the Bankruptcy Code.

          51. PURCHASER. The term "Purchaser" means AmeriTruck Distribution Corp. or another person or entity designated by AmeriTruck Distribution Corp. pursuant to the Purchase and Sale Agreement.

          52. QUALCOMM. The term "Qualcomm" means the Allowed Secured Claim of Qualcomm Incorporated.

          53. PURCHASE AND SALE AGREEMENT. The term "Purchase and Sale Agreement" means that certain agreement between AmeriTruck Distribution Corp. and the Debtor.

          54. SALE PROCEEDS. The term "Sale Proceeds" means (a) the sum of (i) the purchase price of $2,475,989 paid by the Purchaser to the Debtor pursuant to
Section IV(C) plus (ii) the aggregate amount, if any, received by the Debtor from persons and entities to which the Debtor has prepaid costs and expenses for the period after the Effective Date less (b), to the extent that the Effective Date occurs after December 31, 1995, the additional amount which the Purchaser must pay to GECC, such additional amount to be equal to the product of (A) the number of days elapsed after December 31, 1995, multiplied by (b) $814.49.

          55. SECURED CLAIM. The term "Secured Claim" means a Claim that is secured by a lien on, or a security interest in, property in which the Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code to the extent of the value of the holder's interest in the interest of the Estate in such property or to the extent of the amount subject to setoff, as the case may be, as determined pursuant to Section 506(a) of the Bankruptcy Code.

          56. STATUTORY FEES. The term "Statutory Fees" means all of the fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930.

          57.  TIP.  The term "TIP" means Transport International Pool, Inc.

          58. TRAFFIC INSURANCE. The term "Traffic Insurance" means Traffic Insurance Ltd.

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          59.  UNSECURED CLAIM.  The term "Unsecured Claim" means any Claim that is not an Administrative Claim, a Priority Tax Claim or a Secured Claim.

          60. WELLS FARGO. The term "Wells Fargo" means Wells Fargo Bank, National Association.

     B. RULES OF INTERPRETATION. The following rules shall be used in construing and interpreting the Plan:

          1. APPLICATION OF SECTION 102 OF THE BANKRUPTCY CODE. The rules of construction contained in Section 102 of the Bankruptcy Code apply to the construction and interpretation of the Plan.

          2. ARTICLE AND SECTION REFERENCES. Unless otherwise expressly stated in the Plan, all references to Articles and Sections shall refer to the Articles and the Sections of the Plan.

          3. CALCULATION OF TIME. Any period of time under the Plan shall be computed in accordance with Rule 9006(a) of the Bankruptcy Rules.

          4. SINGULAR AND PLURAL TERMS. Whenever the context is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural.

          5. USE OF ARTICLE AND SECTION HEADINGS. Headings for Articles and Sections have been inserted in the Plan solely for convenience of reference and are not intended to be a part of, or to affect the construction or the interpretation of, the Plan.


                                   ARTICLE II

                         CLASSES OF CLAIMS AND INTERESTS

     A. CLASSIFICATION OF CLAIMS AND INTERESTS. All Claims and Interests (other than Administrative Claims, Priority Tax Claims and Statutory Fees) are classified in the following Classes:

           1. CLASS 1. Class 1 consists of Allowed Unsecured Claims which are entitled to priority under Section 507(a)(3), Section 507(a)(4) or Section 507(a)(6) of the Bankruptcy Code.

           2.  CLASS 2.  Class 2 consists of the Allowed Secured Claim of
Norwest.

           3. CLASS 3. Class 3 consists of the Allowed Secured Claim of Bank IV and/or Don H. Freymiller.

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           4.  CLASS 4.  Class 4 consists of the Allowed Secured Claim of
Clarendon and/or Cottingham in connection with the insurance policy issued by Clarendon.

           5. CLASS 5. Class 5 consists of the Allowed Secured Claim of First Enterprise.

           6.  CLASS 6.  Class 6 consists of the Allowed Secured Claim of GECC.

           7. CLASS 7. Class 7 consists of the Allowed Secured Claim of IBM Credit.

           8. CLASS 8. Class 8 consists of the Allowed Secured Claim of Lumbermens and/or Cottingham in connection with the insurance policy issued by Lumbermens.

           9.  CLASS 9.  Class 9 consists of the Allowed Secured Claim of
Mercedes.

          10.  CLASS 10.  Class 10 consists of the Allowed Secured Claim of
Orix.

          11.  CLASS 11.  Class 11 consists of the Allowed Claims of Qualcomm.

          12.  CLASS 12.  Class 12 consists of the Allowed Claims of TIP.

          13. CLASS 13. Class 13 consists of the Allowed Secured Claim of Captive Resources, Firemen's Fund, Traffic Insurance and/or Cottingham in connection with the insurance policy issued by Firemen's Fund.

          14. CLASS 14. Class 14 consists of the Allowed Secured Claim of Wells Fargo.

          15.  CLASS 15.  Class 15 consists of all other Allowed Secured Claims.

          16. CLASS 16. Class 16 consists of the Allowed Unsecured Claims which are covered by an insurance policy issued by Clarendon.

          17. CLASS 17. Class 17 consists of the Allowed Unsecured Claims which are Indiana and North Carolina workers' compensation claims and which are covered by a bond issued by Midwest.

          18. CLASS 18. Class 18 consists of the Allowed Unsecured Claims which are Oklahoma workers' compensation claims under the self-insurance program maintained by Freymiller.

          19. CLASS 19. Class 19 consists of the Allowed Unsecured Claims (other than Allowed Unsecured Claims in Class 16, Class 17 or Class 18).

                                     8



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          20.  CLASS 20.  Class 20 consists of the Allowed Claims, if any, for exemplary or punitive damages, for fines, for forfeitures or for penalties to the extent such Allowed Claims are not compensation for actual pecuniary injury sustained by the holders.

          21. CLASS 21. Class 21 consists of the Allowed Claims which have been subordinated to the other Allowed Claims pursuant to Section 510 of the Bankruptcy Code.

          22.  CLASS 22.  Class 22 consists of the Allowed Interests.

          A Claim or an Interest is classified in a Class only to the extent that Claim or that Interest falls within the description of that Class and is classified in another Class to the extent that Claim or that Interest falls within the description of the other Class. For purposes of receiving a distribution under the Plan, a Claim or an Interest is classified in a Class only to the extent that the Claim or the Interest is an Allowed Claim or an Allowed Interest in that Class and only to the extent the Claim or the Interest has not been otherwise satisfied prior to the date on which any distribution is to be made under the Plan.

     B. UNCLASSIFIED CLAIMS. Administrative Claims, Priority Tax Claims and Statutory Fees are not classified under the Plan.

     C. OBJECTION TO CLASSIFICATION. The Debtor or the Liquidation Committee may object to any classification made by a holder of a Claim or an Interest on a ballot and may seek a determination by the Bankruptcy Court of the proper classification of the Claim or the Interest.


                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

     A. PAYMENT OF ADMINISTRATIVE CLAIMS IN GENERAL. To the extent that sufficient unencumbered funds are available, the Debtor shall pay to each holder of an Allowed Administrative Claim cash in an amount equal to the amount of the Administrative Claim (unless the holder agrees to other treatment or unless otherwise provided herein) on the later of (1) the Effective Date and (2) 30 days after the date on which the order allowing the Allowed Administrative Claim becomes a Final Order.

     B. PAYMENT OF STATUTORY FEES. The Debtor shall pay to the United States Trustee in cash all of the Statutory Fees to the extent that the Debtor has not previously paid the Statutory Fees, such payment to be made on the Effective Date.

     C. PRIORITY TAX CLAIMS. To the extent that sufficient unencumbered funds are available, the Debtor shall pay the holder of each Allowed Priority Tax Claim cash in an amount equal to the amount of the Allowed Priority Tax Claim (unless the holder agrees to other treatment).

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          To the extent that sufficient unencumbered funds are available, the
Debtor shall pay each Allowed Priority Tax Claim on the later of (1) the Effective Date and (2) 30 days after the date on which the order allowing the Allowed Priority Tax Claim becomes a Final Order.

     D. TREATMENT OF UNIMPAIRED CLASSES. Claims in Class 1, Class 3, Class 4, Class 5, Class 8 and Class 13 are not impaired. The unimpaired Claims will be treated in the following manner under the Plan:

          1. CLASS 1. The Debtor shall pay each holder of a Class 1 Claim cash equal to the amount of the Class 1 Claim on the later of (a) the Effective Date; (b) 30 days after the date on which the order allowing the Class 1 Claim becomes a Final Order; and (c) the date when Debtor has unencumbered funds available for such payment.

          2. CLASS 3 CLAIM. The Debtor shall be deemed to reject the Lease dated September 1, 1994, with respect to its corporate headquarters and to reject the Lease dated March 16, 1995, with respect to the raw land intended for a new maintenance terminal. The Purchaser shall purchase the collateral of the holders of the Class 3 Claim in full satisfaction of the claim and shall make arrangements satisfactory to the holders of the Class 3 Claims which result in the release to the Debtor of the collateral which secures the Class 3 Claim.

          3. CLASS 4 CLAIM. The Debtor shall satisfy the Class 4 Claim by permitting the holders of the Class 4 Claim to apply the security deposit held to secure the Class 4 Claim against the Class 4 Claim on the later of (a) the Effective Date and (b) 30 days after the order allowing the Class 4 Claim becomes a Final Order. The holders shall immediately pay to the Debtor the amount, if any, by which such security deposit exceeds the Class 4 Claim.

          4. CLASS 5 CLAIM. The Debtor shall satisfy the Class 5 Claim, at the option of the Debtor, by (a) paying to the holder of the Class 5 Claim the proceeds from the consummation of the sale of the collateral securing the Class 5 Claim to Swift Transportation, Inc. pursuant to the Order Authorizing Freymiller Trucking, Inc. to Assume Contracts on Sale of Maintenance Terminal entered by the Bankruptcy Court on May 5, 1995, or to any other purchaser approved by the Bankruptcy Court or (b) surrendering to the holder of the Class 5 Claim the collateral securing the Class 5 Claim. Such payment or such surrender shall be made on the later of (a) the Effective Date and (b) 30 days after the order allowing the Class 5 Claim becomes a Final Order.

          5. CLASS 8 CLAIM. The Debtor shall satisfy the Class 8 Claim by permitting the holders of the Class 8 Claim to apply the security deposit held to secure the Class 8 Claim against the Class 8 Claim on the later of (a) the Effective Date and (b) 30 days after the order allowing the Class 8 Claim becomes a Final Order. The holders shall immediately pay to the Debtor the amount, if any, by which such security deposit exceeds the Class 8 Claim.

          6. CLASS 13 CLAIM. The Debtor shall satisfy the Class 13 Claim by permitting the holders of the Class 13 Claim to apply the security deposit held to secure the Class 13 Claim

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against the Class 13 Claim on the later of (a) the Effective Date and (b) 30 days after the order allowing the Class 13 Claim becomes a Final Order. The holders shall immediately pay to the Debtor the amount, if any, by which such security deposit exceeds the Class 13 Claim.

     E. TREATMENT OF IMPAIRED CLASSES. Claims and Interests in Class 2, Class 6, Class 7, Class 9, Class 10, Class 11, Class 12, Class 14, Class 15, Class 16, Class 17, Class 18, Class 19, Class 20, Class 21 and Class 22 are impaired. The impaired Classes of Claims and Interests will be treated in the following manner under the Plan:

          1. CLASS 2. Pursuant to express terms of the Loan Stipulation, as amended, Norwest shall continue to provide a working capital and letter of credit facility to the Debtor through the Effective Date.

          On the Effective Date, the Debtor shall no longer request advances or letters of credit under the working capital and letter of credit facility provided by Norwest to the Debtor; provided, however, payees under letters of credit issued thereunder shall be permitted to make the draws on such letters of credit in accordance with the Plan. The Loan Stipulation, including all of Norwest's rights and remedies thereunder and all of the Debtor's obligations thereunder (to include, without limitation, the Debtor's obligations to provide cash to collateralize such letters of credit and to pay Norwest in full, including interest, fees, costs and charges as set forth in the Loan Stipulation), shall continue in full force and effect.

          On the Effective Date, upon receipt of the Sale Proceeds, the liens and the security interests of Norwest on all collateral to be sold to Purchaser pursuant to the Plan shall be deemed released. Norwest shall execute and deliver such documentation and take such other actions as may be reasonably requested by Purchaser in connection with such release of liens. In exchange for such release, Norwest shall receive duly perfected first priority liens and security interests in the Sale Proceeds received by the Debtor from the Purchaser; provided, however, that Debtor shall be authorized to pay the Ordinary Course Administrative Claims in a total amount not to exceed $1,500,000 in the ordinary course of business from the Sale Proceeds received from the Purchaser. Norwest shall also continue to hold its existing liens on all assets of the Estate including, without limitation, accounts receivable. The Debtor shall execute and deliver such documentation and take such other actions as may be reasonably requested by Norwest in connection with the perfection of such liens and such security interests.

          The Purchaser shall collect the accounts receivable which secure the Class 2 Claim in accordance with Article IV(E) and Norwest shall apply the proceeds of such collection, as well as the proceeds of any of Norwest's other collateral, against the Class 2 Claim until the Class 2 Claim is satisfied. Upon the satisfaction of the Class 2 Claim, the liens and the security interests of Norwest in the assets of the Debtor shall be deemed released and Norwest shall execute such documentation and take such actions as may be reasonably requested by the Debtor in connection with such release. Norwest shall promptly pay to the Debtor all proceeds of such accounts receivable received after satisfaction of the Class 2 Claim and adequate cash is deposited with

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Norwest to fully collateralize any unfunded letters of credit.  If Norwest is not fully paid on the 60th day following the Effective Date, Norwest shall be entitled to direct Bank IV or such other depository bank where the Sale Proceeds from the Purchaser are deposited pursuant to the Plan, to pay
Norwest the lesser of (a) the account balance or (b) such amount as is necessary to pay Norwest in full from the cash collateral in such account.
To the extent the balance of such account is insufficient to pay Norwest in full, Norwest shall continue to have all liens, rights and remedies under the Loan Stipulation and Plan until such time as Norwest is paid in full.

           2. CLASS 6. The Debtor shall satisfy the Class 6 Claim by abandoning to the holder of the Class 6 Claim the collateral securing the Class 6 Claim and shall execute such documents as are necessary to convey title to the collateral to the holder of the Class 6 Claim. The Purchaser shall acquire such collateral from the holder of the Class 6 Claim for an amount equal to $2,801,804.81 plus $814.49 per day for each day from and after December 31, 1995, until the Effective Date.

           3. CLASS 7. The holder of the Class 7 Claim shall retain the liens on the collateral securing the Class 7 Claim to the extent of the Class 7 Claim. The Purchaser shall purchase the collateral securing the Class 7 Claim subject to such liens and the Purchaser shall satisfy the Class 7 Claim by making deferred cash payments (based on the present terms) to the holder of the Class 7 Claim.

           4. CLASS 9. The Debtor shall satisfy the Class 9 Claim by abandoning to the holder of the Class 9 Claim the collateral securing the Class 9 Claim and shall execute such documents as are necessary to convey title to the collateral to the holder of the Class 9 Claim. On the Effective Date (a) the Purchaser shall lease a minimum of three and a maximum of five of the 1992 tractors which are not owner-operator units, (b) the Purchaser shall lease a minimum of nine and a maximum of thirteen of the 1993 tractors which are not owner-operator units,(c) the Purchaser shall either purchase from the holder of the Class 9 Claim the eighty-seven 1994 tractors at a unit cash price of $47,000 or lease from the holder of the Class 9 Claim the eighty-seven 1994 tractors and (d) the Purchaser shall purchase the 1991 tractors, the 1992 tractors, the 1993 tractors and the 1994 tractors which are owner-operator units by assuming the obligations of the Debtor to the holder of the Class 9 on such tractors.

          The 1992 tractors and the 1993 tractors to be leased by the Purchaser as specified above shall be leased on a month-to-month basis for $850 per tractor per month, with a maximum term of six months. If the Purchaser leases more than three 1992 tractors and/or more than nine 1993 tractors, the holder of the Class 9 Claim shall be entitled to an administrative claim of $1,900 per additional 1992 tractor or 1993 tractor leased by the Purchaser; provided however, the Administrative Claim shall not exceed $11,400.00.

          The 1994 tractors shall either be purchased or leased on the Effective Date. Any lease shall be for a unit rental of $1,000.00 per month, with the rental payments due monthly in advance. The first payment shall be due on the earlier of the Effective Date or January 31, 1996. Payments shall be due monthly on the same day of each month thereafter. The lease shall be documented on the standard form of TRAC Lease used by the holder of the Class 9 Claim.

          The holder of the Class 9 Claim shall not be entitled to any payment with respect to rental payments which the Debtor was required, but failed, to make for the months of November, 1995, and thereafter (except as specifically provided herein with respect to the lease of more than three 1992 tractors and the lease of more than nine 1993 tractors).

           5. CLASS 10. The Debtor shall satisfy the Class 10 Claim by abandoning to the holder of the Class 10 Claim the collateral securing the Class 10 Claim and shall execute such documents as are necessary to convey title to the collateral to the holder of the Class 10 Claim. The Purchaser shall acquire such collateral from the holder of the Class 10 Claim for an amount equal to $589,644.45 plus $147.41 per day for each day from and after December 31, 1995, until the Effective Date.

           6.  CLASS 11.   The Debtor will satisfy the Class 11 Claim by (a)
transferring, on the Effective Date, to Qualcomm title to the message communications terminals and all related equipment and software not previously sold pursuant to order of the Bankruptcy Court, (b) surrendering, as soon as practicable and, in any event, within 30 days after the Effective Date, to Qualcomm all message communications terminals not needed by the Purchaser for its operations after the Effective Date or not previously sold pursuant to order of the Bankruptcy Court prior to the Confirmation Date and (c) the Purchaser entering into, as of the Effective Date, a lease with Qualcomm under which the Purchaser leases the message communications terminals and related equipment and software needed for its operations after the Effective Date. The lease will have a term of two years and provide for base message charges of $60 per month, with the same service and maintenance charges as prior to lease, and will otherwise be in form and substance satisfactory to the Purchaser and Qualcomm.

          Qualcomm will also receive an Allowed Unsecured Claim in an amount equal to the difference between (a) $2,634,257.88 less (b) the proceeds of any sale of the Qualcomm message communications terminals sold prior or subsequent to the Confirmation Date and (c) the sum of (i) the product of the number of message communications terminals surrendered by the Debtor to Qualcomm multiplied by $1,200 and (ii) its Allowed Administrative Claim.

          Qualcomm will also receive an Allowed Administrative Claim in an amount equal to the charges due after the Petition Date and prior to the Effective Date for base message services, excess message services and maintenance parts at the rates specified in the pre-petition agreement between the Debtor and Qualcomm with respect to the message communications terminals utilized by the Debtor during such period plus an amount of $120,000 for use of
equipment since the Petition Date.   The treatment specified herein shall be in
full satisfaction of all claims including but not limited to administrative claims of the holder of the Class 11 Claim.

           7. CLASS 12. Debtor shall reject the leases of the holder of the Class 12 Claim. The Purchaser will purchase the 1991 trailers leased to the Debtor for $21,000.00 per trailer for a total amount of $4,263,000. The Purchaser and the holder of the Class 12 Claim shall enter into a lease on agreed terms under which the Purchaser shall lease 1990 trailers previously leased to Debtor for $600.00 per month on a month to month lease pursuant to the terms of a lease to be executed by the holder of the Class 12 Claim and the Purchaser. The holder of the Class 12 Claim shall be allowed to retain the security deposit securing the Class 12 Claim. The treatment specified herein shall be in full satisfaction of all claims including but not limited to administrative claims of the holder of the Class 12 Claim.

           8. CLASS 14. The holder of the Class 14 Claim shall retain its lien on the collateral securing the Class 14 Claim to the extent of the Class 14 Claim. The Debtor shall retain the collateral securing the Class 14 Claim until July 15, 1996. During such holding period, the Debtor, the Liquidation Committee and the holder of the Class 14 Claim shall cooperate in diligently marketing for sale the collateral securing the Class 14 Claim. The holder of the Class 14 Claim shall be entitled to take any action it deems reasonable and prudent to attempt to sell, lease or otherwise dispose of the collateral provided that during such holding period, any such sale, lease or other disposition shall be conditioned upon approval by the Liquidation Committee and, if such approval is not given, upon approval of the Bankruptcy Court. The Debtor and the Liquidation Committee shall promptly notify the holder of the Class 14 Claim of all bona fide offers received for purchase or lease of the Collateral. The holder of the Class 14 Claim shall promptly notify the Debtor or the Liquidation Committee of all bona fide offers received for purchase or lease of the Collateral.

          Debtor and/or the Liquidation Committee are authorized to enter into leases of the collateral on a month-to-month basis, provided, however, that such leases shall be subject to the approval of the holder of the Class 14 Claim.
The Debtor and/or the Liquidation Committee shall promptly pay the holder of the Class 14 Claim all proceeds of any lease of the collateral or any other revenue generated by the collateral. All property taxes and costs of insurance, maintenance and security for the collateral shall be paid by the holder of the Class 14 Claim and to the extent such payments exceed the proceeds paid to the holder of the Class 14 Claim, such amounts shall be added to the Class 14 Claim.


          If the collateral is sold within said holding period, the holder of the Class 14 Claim shall be paid in full including all principal, accrued interest and reasonable attorney's fees. Any remaining proceeds of the sale of the collateral after such payment to the holder of the Class 14 Claim, shall be property of the estate and available for distribution to other creditors in accordance with the terms of this Plan. To the extent the holder of the Class 14 Claim, in its sole discretion, determines that its interests or the value of its collateral are impaired in any manner during said holding period, the holder of the Class 14 Claim shall be authorized to file a Motion with the Bankruptcy Court seeking relief from the provisions of the Plan, to allow the holder of the Class 14 Claim to proceed with its remedies allowed under its loan documents or by law. If the collateral securing the Class 14 Claim has not been sold within said holding period, the collateral shall be abandoned to the holder of the Class 14 Claim in full satisfaction of the Class 14 Claim and the Debtor or the Liquidating Committee, on behalf of the Debtor, shall be authorized to execute a quit claim deed conveying the collateral to the holder of the Class 14 Claim.

           9. CLASS 15. The Debtor shall satisfy each Class 15 Claim by surrendering to the holder of the Class 15 Claim the collateral securing the Class 15 Claim.

          10. CLASS 16. The Debtor shall satisfy each Class 16 Claim by permitting the holder of the Class 16 Claim to recover its Class 16 Claim in accordance with the insurance policy issued by Clarendon and in accordance with any excess insurance policy issued by any other Insurer upon completion of the claims resolution process set forth in Article VIII. Clarendon shall draw the funds available under the letter of credit provided to Clarendon by Norwest in connection with each insurance policy, deposit the funds in an interest bearing account, which Clarendon shall hold to fund payments to the Class 16 Claims and to pay for the expenses to resolve the Class 16 Claims in accordance herewith.

          Upon the completion of the claims resolution process with respect to each Class 16 Claim, to the extent that funds are available from the draw made under the letter of credit, Clarendon shall promptly pay, from the proceeds of the draw, to the holder of the Class 16 Claim, an amount in cash equal to the lesser of (a) the allowed amount of the Class 16 Claim and (b) the amount of liability retained by the Debtor under the applicable insurance policy with respect to the Class 16 Claim.

          Upon completion of the claims resolution process with respect to each Class 16 Claim, in addition to any payment made from the proceeds of the draw, Clarendon and any other Insurer shall promptly pay to the holder of the Class 16 Claim the remaining balance of the Class 16 Claim up to the limits of coverage provided under the insurance policies issued by Clarendon and any other Insurer.

          To the extent that, upon the liquidation of all of the Class 16 Claims, there are any funds remaining from the draw made under the letter of credit, Clarendon shall immediately pay such funds to the Liquidation Committee in accordance with any instructions provided by the Liquidation Committee.

          11. CLASS 17. The Debtor shall satisfy each Class 17 Claim by permitting the holder of the Class 17 Claim to recover its Class 17 Claim in accordance with the bonds issued by Midwest to cover Indiana and North Carolina workers' compensation claims. Upon resolution and allowance of the Claims of holders of Class 17 Claims, Midwest shall pay in cash to the holder of the Allowed Class 17 Claim the amount of the resolved Class 17 Claim; provided, however, that Midwest shall not be required to pay in the aggregate more than the face amount of the bonds.

          After the applicable period for reopening any claim entitled to recovery pursuant to the bonds has expired, upon the liquidation of all of the Class 17 Claims and reimbursement to Midwest of any and all costs and expenses to the extent provided in the bonds and/or the letter of credit, to the extent that Midwest continues to hold any funds as a result of its draw on the letter of credit previously posted by Debtor, Midwest shall immediately pay such remaining funds to the Liquidation Committee.

          12. CLASS 18. The Debtor shall satisfy the Class 18 Claims by permitting the Workers' Compensation Court to draw the funds available under the letter of credit issued to the Worker's Compensation Court in connection with the self-insurance program of the Debtor. The holders may recover their Class 18 Claims from the funds held by the Workers' Compensation Court as a result of the draw and, upon exhaustion of such funds, from the Individual Self-Insured Guaranty Fund.

          To the extent that, upon the liquidation of all of the Class 18 Claims and any Allowed Administrative Claims for Worker's Compensation under the laws of the State of Oklahoma, the Workers' Compensation Court continues to hold any funds as a result of its draws on the letters of credit, the Workers' Compensation Court shall immediately pay such remaining funds to the Liquidation Committee.

          13. CLASS 19. The Liquidation Committee shall distribute to the holders of Class 19 Claims their pro rata share of the funds, if any, remaining after payment of all other Claims required to be paid by the Debtor or the Liquidation Committee (subject to the funding of the reserve required by Article VII (C) and the retention of the funds necessary to fund its operations). The Liquidation Committee shall make an initial payment to each holder of a Class 19 Claim on the later of (a) 60 days after the Debtor or the Liquidation Committee have paid or provided for the payment of all of the other Claims required to be paid under the Plan and (b) 30 days after the date on which the order allowing the Class 19 Claim becomes a Final Order, provided, however, that if the reserve for Disputed Claims at such time is sufficiently large so that the distribution to be made to the holders of Class 19 Claims would not be justified considering the administrative cost of making the distribution, the Liquidation Committee may defer said distribution. The Liquidation Committee shall make one or more supplemental payments to the holders of Class 19 Claims when all Disputed Claims have been resolved.

          14. CLASS 20. The holders of the Class 20 Claims shall not receive any distribution on account of the Class 20 Claims.

          15. CLASS 21. The holders of the Class 21 Claims shall not receive any distribution on account of the Class 21 Claims.

          16. CLASS 22. The holders of the Class 22 Interests shall not receive any distribution on account of the Class 22 Interests.

                                  ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

          A. OPERATION AS DEBTOR IN POSSESSION UNTIL THE EFFECTIVE DATE. During the period from the Confirmation Date through the Effective Date, the Debtor shall continue to operate its business as debtor in possession pursuant to Section 1107 and Section 1108 of the Bankruptcy Code.

          B. VESTING OF ASSETS IN THE DEBTOR. On the Effective Date, all property of the Estate and all of the property acquired by the Debtor shall vest in the Debtor, free and clear of all Claims and of all liens and all security interests securing such Claims (other than liens and security interests expressly contemplated by the Plan) and other than the obligation to distribute the Estate as provided in this Plan.

          C. SALE OF ASSETS. On the Effective Date, the Debtor shall sell pursuant to Section 363 of the Bankruptcy Code the following assets to the Purchaser, free and clear of all liens and all security interests (other than liens and the security interests securing any indebtedness assumed by the Purchaser in the Plan):

               (a) the automobiles of the Debtor listed on Exhibit A to the Purchase and Sale Agreement;

               (b) the computer hardware and software of the Debtor listed on Exhibit B to the Purchase and Sale Agreement;

               (c) the furniture and fixtures of the Debtor listed on Exhibit C to the Purchase and Sale Agreement;

               (d) the intangible personal property of the Debtor listed on Exhibit D to the Purchase and Sale Agreement;

               (e) the inventory of the Debtor listed on Exhibit E to the Purchase and Sale Agreement;

               (f) the rights of the Debtor under the leases listed on Exhibit F to the Purchase and Sale Agreement;

               (g) the leasehold improvements of the Debtor listed on Exhibit G to the Purchase and Sale Agreement;

               (h) the revenue-producing equipment of the Debtor listed on Exhibit H to the Purchase and Sale Agreement (excluding any message communications terminals contained therein); and

               (i) the shop equipment of the Debtor listed on Exhibit I to the Purchase and Sale Agreement.

          The Purchaser shall only purchase, and the Debtor shall only sell, the limited assets of the Debtor described herein and the assets to be purchased by the Purchaser under the Purchase and Sale Agreement shall not include unbilled or billed accounts receivable for loads placed on trucks before 12:01 a.m., Oklahoma City, Oklahoma time, on the Effective Date, and shall not include the assets to be retained by the Debtor or the Liquidation Committee pursuant to the Plan. The Debtor will pay all costs and expenses associated with delivery of all loads placed on trucks prior to 12:01 a.m., Oklahoma City, Oklahoma time, on the Effective Date and such costs will be Ordinary Course Administrative Claims as that term is defined herein.

          On the Effective Date, in exchange for the assets being purchased by the Purchaser from the Debtor, the Purchaser (a) shall pay to the Debtor the Sale Proceeds in immediately available funds and (b) shall assume or pay the Secured Claims which relate to the assets being purchased by the Purchaser (other than the Class 2 Claims) as provided herein. The Purchaser shall not assume any other liabilities of the Debtor, all of which other liabilities shall be satisfied as provided herein.

          The Debtor shall take and shall cause its officers, its employees and its agents to take such actions as may be appropriate or advisable in connection with the sale and are not inconsistent with the Plan, including, without limitation, the execution and the delivery of all documents and all instruments appropriate or advisable in connection with the sale and not inconsistent with the Plan.

          The consummation of the purchase shall be deemed to occur at 12:01 a.m., Oklahoma City, Oklahoma time, on the Effective Date and all loads placed on trucks thereafter and all accounts receivable with respect thereto shall be deemed assets of the Purchaser and all costs and expenses incurred thereafter shall be deemed costs and expenses of the Purchaser.

          The Purchaser shall cooperate with the Debtor in winding up the affairs of the Debtor, including, without limitation, making reasonably available any personnel employed by the Purchaser who are necessary in connection therewith and providing access to any records with respect to the Debtor within its possession.

     D. USE OF SALE PROCEEDS. On the Effective Date, the Debtor shall receive the Sale Proceeds in immediately available funds from the Purchaser. The Debtor shall deposit the Sale Proceeds and all other cash received by the Debtor from the liquidation of its assets, in a segregated debtor-in-possession account at Bank IV or in such other account with a financial institution reasonably acceptable to Debtor, Norwest, and the Liquidation Committee, and Norwest shall have a first priority lien on such funds. Debtor and Bank IV or such other approved depository bank shall execute such documentation as Norwest may reasonably request to evidence and perfect such segregated lien and to protect Norwest's lien therein. No amount shall be paid from such segregated account prior to the satisfaction of the Class 2 Claim other than payments for the Ordinary Course Administrative Claims, not to exceed a total of $1,500,000, which shall be paid in the ordinary course of business and on normal business terms from the Sale Proceeds in such segregated account. On the satisfaction of the Class 2 Claim, and adequate cash being deposited to fully collateralize any undrawn letters of credit, as provided in Article III(E)(1) above, all amounts remaining in the segregated account shall be released to the Debtor.

     E. COLLECTION OF ACCOUNTS RECEIVABLE. The Purchaser will complete the billing for any unbilled accounts receivable and will collect, on behalf of the Debtor and Norwest, at no charge, the accounts receivable attributable to loads placed on trucks prior to 12:01 a.m., Oklahoma City, Oklahoma time on the Effective Date, which are collateral securing the Class 2 Claim. On or before the Confirmation Date, the Purchaser, Debtor and Norwest shall execute an agreement relating to the collection of such accounts receivable. All payments will continue to be made by the account debtors to Norwest's lockbox and Norwest shall be entitled to apply the proceeds of such accounts receivable against the Class 2 Claim until the Class 2 Claim is satisfied. All proceeds of such accounts receivable collected after the satisfaction of the Class 2 Claim shall be promptly paid by Norwest to the Debtor. Norwest shall continue to enjoy all of its rights and remedies with respect to such accounts receivable until the Class 2 claim is paid in full, including, without limitation, the right to inspect the Debtor's books and records and any books and records maintained by the Purchaser with respect to its collection of such accounts receivable, to contact account debtors, and to enforce collective rights thereto. The agreement among Norwest, Debtor and the Purchaser regarding billing and collection of accounts receivable shall contain terms which afford to Norwest the same types of protections and rights which Norwest enjoys as to receivables pursuant to the Loan Stipulation.

     F. LIQUIDATION OF OTHER ASSETS. On and after the Effective Date, the Liquidation Committee and/or the Debtor under the direction and control of the Liquidation Committee shall liquidate, as expeditiously as possible, all of the other assets of the Debtor to maximize the funds available for distribution under the Plan. The Debtor and/or the Liquidation Committee may, but are not required to, obtain the approval of the Bankruptcy Court for any such liquidation.

          The Liquidation Committee or the Debtor under the control and direction of the Liquidation Committee shall take such actions as may be appropriate or advisable in connection with the liquidation of the remaining assets of the Estate.

     G. AVOIDING POWERS. The Liquidation Committee in its own name or in the name of the Debtor, at its option, shall prosecute, settle or abandon the Estate's claims and causes of action, including any claims pursuant to sections 502, 544, 545, 547, 548 or 549 of the Bankruptcy Code, as is consistent with the exercise of reasonable business judgment.

     H. CANCELLATION OF EXISTING FREYMILLER STOCK. On the Effective Date, the Existing Freymiller Common Stock shall be cancelled and shall be of no further force and effect.

     I. DEREGISTRATION OF EXISTING FREYMILLER COMMON STOCK. As soon as practicable after the Effective Date, unless the Debtor has previously terminated such registration, the Debtor shall make the appropriate filing with the Securities and Exchange Commission to terminate its registration under
Section 12(g) of the Securities Exchange Act of 1934, as amended, and shall take such other actions as may be appropriate and advisable in connection with the termination of such registration and are not inconsistent with the Plan.

          The Debtor shall continue to make all filings required under the Securities Exchange Act of 1934, as amended, until its obligations to make such filings have been terminated in accordance therewith.

          The Debtor shall take and shall cause its officers, its employees and its agents to take such actions as may be appropriate or advisable in connection with such deregistration and such compliance and are not inconsistent with the Plan.

     J. DISSOLUTION OF THE DEBTOR. As soon as practicable after the Effective Date, the Debtor shall be dissolved. The Debtor shall take such actions as may be appropriate or advisable in connection with such dissolution and are not inconsistent with the Plan.

     K. OTHER FILINGS. The Debtor shall make such filings and take such other actions with respect to regulatory requirements as may be appropriate or advisable in connection with the Plan and as are not inconsistent therewith.

     L. FURTHER ACTIONS. The Debtor shall take, and shall cause its officers, its employees and its agents to take such actions as may be appropriate or advisable in connection with the consummation of the Plan and are not inconsistent with the Plan, including, without limitation, the execution and the delivery of all documents and all other instruments appropriate or advisable in connection with the Plan and not inconsistent with the Plan.

     M. DISSOLUTION OF COMMITTEES AND APPOINTMENT OF LIQUIDATION COMMITTEE. On the Effective Date, the Committee shall automatically dissolve and all members of the Committee shall be discharged from all rights and all duties arising from, or related to, their membership (other than their right to obtain reimbursement of Administrative Expenses pursuant to Section 503(b) of the Bankruptcy Code). On the Effective Date, the persons who were serving as members of the Committee immediately prior to its dissolution shall be deemed appointed to the Liquidation Committee. As liquidating agents, the Liquidation Committee shall supervise the affairs of the Debtor, including, without limitation, the liquidation of its assets, the making of distributions and the claims objection process and shall exercise all of the powers of the Debtor hereunder, including, without limitation, general oversight of its director and its officers. In the event, the officers and director of Debtor resign or are otherwise unable to continue with their duties, the Liquidation Committee shall be authorized to take all actions on behalf of the Debtor or to appoint new officers and directors of the Debtor. After payment in full of the Ordinary Course Administrative Claims and the Class 2 Claim, including adequate cash to fully collateralize any unfunded letters of credit, the Liquidation Committee shall be authorized in its sole discretion to transfer all remaining assets to the Liquidation Committee to be held in trust for purposes of liquidation and distribution in accordance with the terms of this Plan. After distribution of the assets of the Estate or at such earlier time as the Liquidation Committee shall determine, the Liquidation shall request the Bankruptcy Court to enter a final decree in the case.

          The Liquidation Committee shall be authorized to employ such professionals, agents and employees, upon reasonable terms, as it determines are needed to assist the Liquidation Committee in liquidation and distribution of the assets of the estate in accordance with the Plan. To the extent the Liquidation Committee requires assistance or information from the professionals employed by the Debtor during the bankruptcy proceeding, the Liquidation Committee shall make arrangements to compensate such professionals for their time and expenses in providing such assistance or information.

                                    ARTICLE V

                              CORPORATE GOVERNANCE

     A. CORPORATE GOVERNANCE. On the Effective Date, the Articles of Incorporation shall be amended to change its corporate name to a name other than "Freymiller Trucking, Inc." determined by the Board of Directors and shall otherwise be amended in the following manner:

           1. SECTION 5.1. Section 5.1 of the Articles of Incorporation shall be amended to read in its entirety as follows:

               Section 5.1 AUTHORIZED CLASS AND NUMBER OF SHARES. The capital stock of the Corporation shall be of one class and kind, which may be referred to as common shares. The total number of shares which the Corporation shall have the authority to issue shall be 10,000,000 shares with a par value $0.01 per share.

               All of the shares of capital stock issued prior to [EFFECTIVE DATE] have been cancelled by that certain Plan of Reorganization of Freymiller Trucking, Inc. confirmed by the United States Bankruptcy Court for the Western District of Oklahoma on [CONFIRMATION DATE].

     The Corporation is prohibited from issuing any nonvoting equity securities.

          2. SECTION 5.2. Section 5.2 of the Articles of Incorporation shall be amended to read in its entirety as follows:

               SECTION 5.2.  VOTING RIGHTS OF SHARES.  The
               Corporation's shares shall have unlimited voting rights and each outstanding share shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

Except as otherwise expressly provided in this Plan of Reorganization, the Articles of Incorporation and the Bylaws shall remain in full force and effect (until amended, repealed or restated in accordance with applicable law or the dissolution of the Debtor in accordance with the Plan).

     B. MANAGEMENT. On the Effective Date, the Board of Directors of the Debtor shall consist of one directorship. The sole director of the Debtor on the Effective Date shall be Don H. Freymiller. The sole director shall hold his directorship on the terms and subject to the conditions set forth in the Articles of Incorporation and the Bylaws, in each case as amended pursuant to
Article V(A).

          On the Effective Date, the Debtor shall have two officers, Don H. Freymiller, who shall serve as Chairman of the Board and President, and Richard
E. Kuehn, who shall serve as Executive Vice President and Secretary. Each person shall hold his or her office on the terms and subject to the conditions set forth in the Articles of Incorporation and the Bylaws, in each case as amended pursuant to Article V(A).

     C. NECESSARY CORPORATE ACTION. All of the corporate actions appropriate or advisable to carry out the Plan shall be deemed to have occurred on the Effective Date and such actions shall be authorized and approved in all respects without any requirement of further action by either the Board of Directors of the Debtor or the shareholders of the Debtor.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     A. ASSUMPTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Except as otherwise provided in the Plan, the Debtor will assume, on the Confirmation Date, each of the executory contracts and the unexpired leases identified at the Confirmation Hearing or identified in a pleading filed with the Bankruptcy Court on or before the Confirmation Hearing. All executory contracts and unexpired leases so identified shall be assigned by the Debtor to the Purchaser on the Effective Date.

          The identification of a contract or a lease by the Debtor shall not constitute an admission by the Debtor that the contract or the lease is an executory contract or an unexpired lease, as the case may be, or that the Debtor has any liability under the contract or the lease.

     B. CONFIRMATION ORDER AS APPROVAL OF ASSUMPTION AND ASSIGNMENT. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption and assignment of the executory contracts and the unexpired leases described in
Article VI (A) on the Confirmation Date pursuant to Section 365 of the Bankruptcy Code.

     C. PAYMENT OF CURE AMOUNTS. The Purchaser shall satisfy any monetary amounts by which any executory contract or any unexpired lease assumed and assigned to the Purchaser under the Plan is in default pursuant to Section 365(b)(1) of the Bankruptcy Code or as otherwise agreed by the Purchaser and the other party to the executory contract or unexpired lease or as otherwise provided in the Plan.

          If there is a dispute concerning (1) the amount of any cure payment,
(2) the ability of the Purchaser to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the executory contract or the unexpired lease to be assumed or (3) any other matter pertaining to the assumption of an executory contract or an unexpired lease, the Purchaser shall not make the payment required by thisArticle VI(C) with respect to that executory contract or that unexpired lease until the entry of a Final Order resolving the dispute and approving the assumption and assignment. The Purchaser shall make any payment that would otherwise have been due prior to the entry of the Final Order within 30 days after the entry of the Final Order.

     D. REJECTION OF OTHER EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Confirmation Date, each executory contract and each unexpired lease that has not previously expired or been terminated pursuant to its respective terms (other than any executory contract or any unexpired lease that has been previously assumed or rejected by the Debtor or that is assumed and assigned by the Debtor pursuant toArticle VI(A)) shall be deemed rejected by the Debtor pursuant to
Section 365 of the Bankruptcy Code.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection by the Debtor of the executory contracts and the unexpired leases described in thisArticle VI(D) pursuant to Section 365 of the Bankruptcy Code on the Confirmation Date.

          If the rejection of an executory contract or an unexpired lease pursuant to thisArticle VI(D) gives rise to a Claim by the other party to the executory contract or the unexpired lease, the Claim shall be forever barred unless a proof of claim with respect to the Claim is filed with the Bankruptcy Court within 30 days after the Confirmation Date.

                                   ARTICLE VII

                                  DISTRIBUTIONS

     A. TRANSFER OF ESTATE TO LIQUIDATION COMMITTEE. After payment in full of the Ordinary Course Administrative Claims and the Class 2 Claim, including cash to fully collateralize any unfunded letters of credit, the Liquidation Committee, in its sole discretion, may, but is not required to, cause the Debtor to transfer all remaining property of the Estate to the Liquidation

Committee to be held in trust for holders of administration claims and all other Allowed Claims against the Estate. Prior to any such transfer, the Liquidation Committee shall be entitled to direct and control the liquidation and distribution of the assets of the Estate in accordance with the terms of the Plan.

     B. DISTRIBUTIONS TO HOLDERS OF CERTAIN ADMINISTRATIVE CLAIMS. Pursuant to normal business terms, Debtor shall make payment to the Ordinary Course Administrative Claims from the Sale Proceeds paid by the Purchaser as provided in Article IV(D).

     C. DISTRIBUTIONS BY THE LIQUIDATION COMMITTEE. Except for the payments under Article VII(B) and the rights of Norwest to collect accounts receivable and other sums as set forth in Articles III(E)(1) and IV(E) above, the Liquidation Committee shall be responsible for making all of the distributions required by the Plan. The Liquidation Committee may make those distributions (except the Ordinary Course Administrative Claims) or may employ another person or another entity to make, or to assist in the making of, those distributions. Any person or any entity employed by the Liquidation Committee shall be employed on such terms and subject to such conditions as may be determined by the Liquidation Committee, in its sole discretion, which terms may include, without limitation, the payment of reasonable compensation to any such person or any such entity and the reimbursement of the reasonable out-of-pocket expenses incurred by any such person. Subject to the provisions of the Plan, including but not limited to the rights of Norwest to be paid in full from the collection of accounts receivable and other sums as set forth in Article III(E)(1), the Liquidation Committee shall make any such payment or any such reimbursement out of the funds available to the Liquidation Committee for distribution to the holders of Claims. Neither the Liquidation Committee nor any person or any entity employed by the Liquidation Committee shall be required to provide any bond in connection with the making of those distributions. The Liquidation Committee shall reserve reasonable funds necessary to pay the expenses of liquidation of the assets of the estate before making distributions under the Plan. The Liquidation Committee shall make the distributions in accordance with the priorities of Section 507 of the Bankruptcy Code and this Plan. The Liquidation Committee shall pay or establish a reserve for payment of all expenses and claims having such priority in full before paying any expenses and claims of lower priority. To the extent the Liquidation Committee has insufficient funds to pay all expenses and claims in any priority or class in full, the holders of such expenses and claims shall be paid prorata.

     D. DATE OF DISTRIBUTION. Subject to the provisions of the Plan, including but not limited to Article VII (B) and Article III (E)(1), and to the extent funds are available, the Liquidation Committee shall make all distributions required to be made with respect to Allowed Claims on the later of
(1) 60 days after the Effective Date and (2) the date the Class 2 Claim is satisfied in full in accordance with the Plan, except as otherwise ordered by the Bankruptcy Court or as otherwise provided by the Plan, provided, however, that if the reserve for Disputed Claims at such time is sufficiently large so that the distribution to be made to the holders of any class of Claims would not be justified considering the administrative cost of making the distribution, the Liquidation Committee may defer said distribution to said class of Claims. The Liquidation Committee shall make one or more supplemental payments to the holders of Claims when all Disputed Claims have been resolved. Any such distribution shall be deemed made as of the Effective Date if made on the Effective Date or as promptly thereafter as practicable.

          After payment in full of the Class 2 Claim, the Liquidation Committee shall make all distributions (except the Ordinary Course Distributions) required to be made with respect to Claims that are allowed after the Effective Date pursuant to Article III and Article VIII.

     E. DELIVERY OF DISTRIBUTIONS. Subject to Rule 9010 of the Bankruptcy Rules, all distributions to the holder of an Allowed Claim required by the Plan shall be made at the address of the holder set forth on any proof of claim filed by the holder or, if the holder has not filed or been deemed to have filed a proof of claim, at the last known address of the holder according to the records of the Debtor.

          If a distribution is returned to the Liquidation Committee as undeliverable, the Liquidation Committee shall not be required to take any further action with respect to the delivery of the distribution unless and until the earlier of (1) the date on which the Liquidation Committee is notified in writing of the then current address of the holder entitled to receive the distribution and (2) 60 days after the distribution is returned. If the Liquidation Committee is notified in writing of the then current address of the holder prior to the sixtieth day after the distribution is returned, the Liquidation Committee shall promptly make the distribution required by the Plan to the holder at the then current address. If, on the sixtieth day after a distribution is returned as undeliverable, the Liquidation Committee continues to hold any distribution returned to the Liquidation Committee as undeliverable, the amount that would otherwise be distributable shall be placed in the reserve established for Disputed Claims in Article VIII(D)(2); provided, however, if no Disputed Claims remain and if the distribution of excess funds provided in
Article VIII(D)(6) has occurred, such amount shall be contributed by the Liquidation Committee to a charity selected by the Liquidation Committee.

     F. MEANS OF PAYMENTS. The Liquidation Committee shall make each distribution to be made by the Liquidation Committee in cash in United States dollars by a check drawn on a financial institution selected by the Liquidation Committee, in its sole discretion.

     G. DE MINIMIS DISTRIBUTIONS. The Liquidation Committee shall not be required to make a distribution that would otherwise consist of $5.00 or less in cash. The Liquidation Committee shall continue to hold any such distribution until the earlier of (1) the date on which the Debtor receives a written request from the person or the entity entitled to receive such distribution that the distribution be made and (2) 90 days after the Effective Date. If the Liquidation Committee receives such a written request in writing prior to the ninetieth day after the Effective Date, the Liquidation Committee shall promptly make the distribution required by the Plan. If, on the ninetieth day after the Effective Date, the Liquidation Committee continues to hold any distribution that would otherwise consist of $5.00 or less in cash, the right of the holder to receive the distribution shall terminate and such amount shall be placed in the reserve established for Disputed Claims in Article VIII(D)(2).

     H. COMPLIANCE WITH TAX REQUIREMENTS. The Liquidation Committee shall comply with all applicable federal and state tax requirements in connection with the distributions to be made under the Plan, including, without limitation, any applicable back-up withholding requirements. Notwithstanding anything else contained in the Plan, all distributions to be made under the Plan shall be subject to any applicable back-up withholding requirements.

     I. SETOFF. The Liquidation Committee may, pursuant to Section 553 of the Bankruptcy Code, set off any distribution to be made under the Plan to a holder of an Allowed Claim with respect to the Allowed Claim any amount owed to the Debtor by the holder. A failure by the Liquidation Committee to effect such a setoff shall not affect the obligation of the holder to pay to the Liquidation Committee the amount owed to the Debtor by the holder.

                                  ARTICLE VIII
                  PROCEDURES FOR RESOLVING CLAIMS AND INTERESTS

     A. BAR DATES FOR CLAIMS AND INTERESTS GENERALLY. All holders of Claims (other than holders of Administrative Claims and the United States Trustee) and Interests shall file proofs of claim or proofs of interest, as the case may be, with the Bankruptcy Court (1) no later than the bar dates previously established by the Bankruptcy Court or (2), to the extent such holders were not subject to such bar date, (a) within 30 days after the Effective Date or (b) by such other date as may be established by the Bankruptcy Court. Any holder who does not file a proof of claim with respect to such a Claim or a proof of interest with respect to such an Interest shall be forever barred from asserting the Claim or the Interest unless the Claim is listed on the schedules filed by the Debtor pursuant to Section 521 of the Bankruptcy Code or the Interest is registered on the Effective Date in the stock register that either is maintained by, or on behalf of, the Debtor.

     B. BAR DATES FOR ADMINISTRATIVE CLAIMS. All requests for payment of Administrative Claims shall be filed with the Bankruptcy Court in the following manner:

          1.   GENERAL ADMINISTRATIVE CLAIMS.   All requests for payment of
Administrative Claims (other than Administrative Claims of Professionals) shall be filed with the Bankruptcy Court within 30 days after the Effective Date. Any holder of an Administrative Claim that does not file a request for payment of the Administrative Claim within such 30 day period shall be forever barred from asserting the Administrative Claim.

          2. ADMINISTRATIVE CLAIMS OF PROFESSIONALS. All applications by Professionals for compensation or reimbursement of expenses pursuant to Section 327, Section 328, Section 330, Section 331, Section 503(b) or Section 1103 of the Bankruptcy Code for services rendered on or before the Effective Date must be filed for final allowance no later than 30 days after the Effective Date. Any Professional that does not file an application within such 30 day period shall be forever barred from asserting the Administrative Claim. All compensation or reimbursement of expenses of Professionals for services rendered after the Effective Date shall be subject to the approval of the Liquidation Committee, pursuant to such procedures as it may establish.

     C. PROSECUTION OF OBJECTIONS. After the Effective Date, the Liquidation Committee shall have the sole authority to object to Claims and Interests. The Liquidation Committee shall also have the sole authority after the Effective Date to litigate any Claim or any Interest to judgment, to settle or to compromise any Claim or any Interest or to withdraw any objection to any Claim or any Interest.

          Unless another date is established by the Bankruptcy Court or the Plan, any objection to a Claim or an Interest shall be filed with the Bankruptcy Court and served on the holder of the Claim or the Interest within 90 days after the later of (1) the Effective Date and (2) the date that a proof of claim or a proof of interest, as the case may be, with respect to the Claim or the Interest is filed or is deemed to have been filed with the Bankruptcy Court. The Liquidation Committee shall have the right to petition the Bankruptcy Court for an extension of said date if a complete review of the Disputed Claims cannot be completed by said date.

          If no objection has been filed to a Claim or an Interest within the applicable period, the Claim or the Interest shall be treated as an Allowed Claim or an Allowed Interest to the extent that the Claim or the Interest has not been previously allowed or disallowed by the Bankruptcy Court.

     D. TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS. Disputed Claims and Disputed Interests shall be treated in the following manner:

          1. ABSENCE OF PAYMENT. Notwithstanding anything else contained in the Plan, the Liquidation Committee shall not be required to make any distribution with respect to any Disputed Claim or any Disputed Interest until the Disputed Claim becomes an Allowed Claim or the Disputed Interest becomes an Allowed Interest.

          2. ESTABLISHMENT OF RESERVES. Within 90 days after the Effective Date, the Liquidation Committee shall estimate, with respect to each Class (other than Class 16, Class 17 and Class 18) the maximum amount which the Liquidation Committee expects that it will be required to pay the holders of all of the then Disputed Claims. On the later of (1) 90 days after Effective Date and (2) the date Ordinary Course Administrative Claims and the Class 2 Claim are paid in full, the Liquidation Committee shall, to the extent funds are available, deposit such maximum amount in an account established by the Liquidation Committee in a financial institution selected by the Liquidation Committee, in its sole discretion. The Liquidation Committee shall not be required to establish a reserve with respect to Class 16, Class 17 and Class 18.

          3. METHOD OF RESOLUTION - GENERAL. Each Disputed Claim (other than a Disputed Claim which involves a personal injury, property damage or wrongful death claim or which would be classified as a Class 18 Claim) and each Disputed Interest shall be resolved by the Bankruptcy Court.

          4. METHOD OF RESOLUTION - PERSONAL INJURY AND WRONGFUL DEATH CLAIMS. Each Disputed Claim which involves a personal injury, property damage or wrongful death claim shall be resolved in the following manner:

               a. INFORMATION ASSEMBLY. Within 30 days after the Effective Date, the Liquidation Committee shall mail to each holder of such a Disputed Claim a form prepared by the Liquidation Committee requesting such information as the Liquidation Committee believes is necessary to evaluate such Disputed Claim.

               No later than 30 days after each holder of such a Disputed Claim receives such form, the holder shall return the completed form to the Liquidation Committee and any Insurer on such Claim. The completed form must be signed, under penalty of perjury, by the holder and the holder's counsel, if any, and the signature of the holder must be notarized. Each form must have the following documentation attached to such form:

                    (i) For personal injuries and wrongful death claims, (A) copies of all medical bills, (B) copies of all medical reports, (C) copies of all expert reports, (D) copies of all tax returns for the last five years, (E) copies of all x-rays, (F) copies of all MRI's, (G) copies of all wage statements, W-2 forms, W-4 forms, and 1099 forms for the past five years, (H) copies of all pictures of any accident scene, (I) an executed SSA-7004-SM, Social Security Administration Request for Earnings and Benefit Statement, designating a person specified by the Liquidation Committee as addressee,
                         (J) an executed IRS 4506 Form, Request for Copy of Transcript of Tax Form, designating a person specified by the Liquidation Committee as the recipient of the documents, and (K), in the case of wrongful death claims, copies of all autopsy reports.

                    (ii) For property damage claims, (A) copies of all repair
                         invoices and records and (B) copies of all expert reports.

If the form is not returned in accordance herewith within the required 30 day period, the Disputed Claim shall be deemed disallowed.

          Within 90 days from the date on which the Liquidation Committee and the Insurer, if any, receive a form returned in accordance herewith, the Liquidation Committee or, if there is an Insurer, the Insurer shall:

                    (i)   offer to settle the Disputed Claim;

                    (ii)  deny the Disputed  Claim; or

                    (iii) request additional information from the holder of
                          the Disputed Claim, including, without limitation, for personal injury claims, submission to an independent medical examination.


          If an offer of settlement is made, the holder must accept or reject the offer of settlement within 30 days after the offer of settlement is made. If the offer of settlement is not accepted or rejected within such 30 day period, the Disputed Claim shall be deemed disallowed. If the holder accepts the offer of settlement, the Disputed Claim shall be deemed allowed on the date on which the Debtor or the Insurer, as the case may be, receives notice of such acceptance.

          If additional information is requested, the holder must provide such additional information within 30 days of the request. If the holder fails to provide such additional information within such 30 day period, the Disputed Claim shall be deemed disallowed. If the requested additional information is provided within such 30 day time period, the Liquidation Committee or, if there is an Insurer, the Insurer must make an offer of settlement or deny a Disputed Claim within 90 days after it receives such additional information.

          If a holder of a Disputed Claim rejects an offer of settlement within 30 days after the offer of settlement is made or the Disputed Claim is denied, the holder shall notify the Liquidation Committee and the Insurer, if any, that mediation is requested. If a holder fails to request mediation, the Disputed Claim shall be deemed disallowed.

               b. MEDIATION. Each such Disputed Claim for which mediation is requested shall be submitted to mediation by a mediator assigned by the Bankruptcy Court. Such mediator shall work with all persons and all entities involved, including, without limitation, any Insurer, to negotiate a mutually satisfactory resolution with respect to the Disputed Claim. Within 30 days of the date on which a mediator is appointed, the mediator shall schedule a mediation conference in Oklahoma City, Oklahoma at which all persons and all entities involved shall either (i) appear personally or (ii) be represented by a person authorized to enter into a binding settlement agreement on behalf of such involved person or such involved entity. The mediator shall give each such involved person and each such involved entity at least 10 days prior written notice of the date, the time and the place of the conference. If any involved person or any involved entity which has received notice of such mediation (or his, her or its designated representative) fails to appear at such mediation conference, any other person or any other entity may petition the Bankruptcy Court for an award of costs, including, without limitation, reasonable attorneys' fees against the non-attending person or the non-attending entity.
In addition, if the holder or the holder's counsel, if any, fails to attend, the Disputed Claim shall be deemed disallowed.

          At the conclusion of the mediation conference, each person and each entity (or its designated representative) shall sign before the mediator a statement (i) stating that the Disputed Claim has been resolved by mutual agreement (subject to approval of the Bankruptcy Court) and stating the basis of such resolution, (ii) stating that the Disputed Claim shall be submitted to binding arbitration or (iii) stating that the Disputed Claim shall proceed before the District Court.

               c. ARBITRATION. If a Disputed Claim is submitted to binding arbitration, the Disputed Claim shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. No person or entity involved in such arbitration shall be permitted to appeal any award except as expressly permitted by Section 10 of the Federal Arbitration Act, as amended, and there shall be no right to a de novo trial subsequent to the arbitration.

                d. TRIAL. Upon compliance with the procedures set forth in this Article VIII(D)(4), the holder of a Disputed Claim subject to this Article VIII(D)(4) shall have the right to pursue such Disputed Claim in the District Court in accordance with 28 U.S.C. Section 157(b)(5) and the Federal Rules of Civil Procedure. Any case filed prior to the Petition Date shall be transferred from the forum in which it is pending to the District Court and, regardless of whether a case has been filed prior to the Petition Date, the District Court shall determine the court in which the Disputed Claim shall be decided. The Disputed Claim shall be prosecuted in the court determined by the District Court.

               e. EXPENSES OF RESOLUTION OF PERSONAL INJURY AND WRONGFUL DEATH CLAIMS. The expenses of the resolution of personal injury and wrongful death claims in Class 16 shall be paid by Clarendon from the proceeds of the letter of credit provided to Clarendon and the interest earned on the proceeds of the letter of credit. Such expenses shall include the costs of mediation and arbitration, and the expenses incurred by the Debtor and/or the Liquidation Committee in connection with their participation in the claims resolution process.

          5. PAYMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS. Upon the resolution of any Disputed Claim (other than a Class 16 Claim, Class 17 Claim or a Class 18 Claim), the Liquidation Committee shall distribute to the holder of the resolved Disputed Claim from the reserve established by the Liquidation Committee pursuant to Article VIII(D)(2) for that Class the funds which the holder would have already received on account of such resolved Disputed Claim had such Disputed Claim been allowed on the Effective Date.

          Upon resolution of any Disputed Claim which is a Class 16, Class 17, or Class 18 Claim, the holder shall receive the distribution provided by Article III.

          6. RETURN OF EXCESS FUNDS. Upon the resolution of all Disputed Claims in any Class for which a reserve has been established, the Liquidation Committee shall promptly distribute the remaining funds (to the extent in excess of $2,000 in the aggregate) which it then holds in reserve for the Disputed Claims to the holders of Class 19 Claims pro rata based on the allowed amount of their respective Class 19 Claims (subject to the retention of amounts necessary to fund the operations of the Liquidation Committee). If the Liquidation Committee holds less than $2,000 in the aggregate, such amount shall be contributed to a charity selected by the Liquidation Committee.

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

     A. CONDITIONS TO CONSUMMATION. The Plan shall not become effective unless and until each of the following conditions have been satisfied or have been waived in accordance with Article IX(B):

          1. ENTRY OF THE CONFIRMATION ORDER. The Bankruptcy Court shall have entered the Confirmation Order on its docket.

          2. SALE OF ASSETS. The Debtor shall have consummated the sale of certain of its assets to the Purchaser contemplated in the Plan.

          3. AVAILABILITY OF WORKING CAPITAL FACILITY. Norwest shall have provided to the Debtor a working capital and letter of credit facility through the Effective Date in accordance with the Plan.

          4. RELEASE OF CLASS 3 COLLATERAL. The Purchaser shall have arranged for the release to the Debtor of the collateral securing the Class 3 Claim.

          5. SUFFICIENT FUNDS HELD BY THE LIQUIDATION COMMITTEE. The Liquidation Committee and/or the Debtor shall have available for use in connection with the funding of the distributions under the Plan and the payment of other amounts under the Plan, which amount may be available through the asset sale to the Purchaser and the liquidation of the other assets of the Debtor.

          6. REGULATORY APPROVALS. The Debtor shall have received all required regulatory approvals, if any.

          7. SELF-INSURED STATUS OF PURCHASER. The Purchaser shall have received approval by the Workers Compensation Board for self-insured status under the laws of the State of Oklahoma and applicable regulations.

          8. ACCOUNTS RECEIVABLE BILLING AND COLLECTION AGREEMENT. The Debtor, the Purchaser and Norwest shall have executed an Accounts Receivable Billing and Collection Agreement in form and substance satisfactory to each on or before the Confirmation Date.

          9. AGREEMENTS BETWEEN CREDITORS AND PURCHASER. The Purchaser and each of the holders of Class 7, 9, 10, 11, and 12 Claims shall have executed agreements with respect to the assumption of such claims by Purchaser as provided in the plan in form and substance satisfactory to each on or before the Confirmation Date. Further, at the option of the Purchaser, such agreements may provide that the collateral securing the claims of the holders of Class 7, 9, 10, 11, and 12 Claims shall be abandoned by the Debtor and assigned to each of such holders and purchased and/or leased, as appropriate, directly from such holders by the Purchaser.

          These conditions are intended solely as prerequisites to the effectiveness of the Plan. No person or entity (other than the Debtor or the Purchaser in connection with the condition in Article IX(A)(4) only) has any affirmative obligation to satisfy or to cause the satisfaction of any of these conditions.

     B. RIGHTS OF THE DEBTOR AND/OR PURCHASER. Each of the conditions (except the condition in Article IX(A)(7), (8) and (9)) to consummation of the Plan is intended for the benefit of the Debtor. The Debtor and/or the Liquidation Committee may assert the failure to satisfy a condition and the absence of a waiver of the condition, regardless of the circumstances giving rise to such failure and absence, including, without limitation, any action or any omission on the part of the Debtor.

          The Debtor, with the written consent of the Liquidation Committee, may waive any condition to consummation of the Plan in whole or in part. The failure by the Debtor to exercise any of its rights under this Article IX(B) does not waive any other right and each such right is an on-going right, which may be asserted by the Debtor at any time.

          The conditions in Article IX(A)(7) and (9) are intended for the benefit of the Purchaser. The Purchaser may waive such conditions in whole or in part. The condition in Article IX(A)(8) is intended for the benefit of Norwest. Norwest may waive such condition in whole or in part.

     C. VACATION OF CONFIRMATION ORDER. Each of the conditions contained in Article IX(A) must either be satisfied or be waived on or prior within 30 days after the Confirmation Date. If any such condition has not been satisfied or waived within 30 days after the Confirmation Date, the Bankruptcy Court shall, upon motion by any party in interest and upon notice to such parties in interest as the Bankruptcy Court may direct, vacate the Confirmation Order unless the Bankruptcy Court determines that additional time for satisfaction of any such condition should be allowed. Notwithstanding the foregoing, the Bankruptcy Court shall not vacate the Confirmation Order if, prior to the time at which the Bankruptcy Court would otherwise enter an order vacating the Confirmation Order, all of the conditions contained in Article IX(A) have either been satisfied or been waived. If Bankruptcy Court vacates the Confirmation Order, the Plan shall be null and void and nothing contained in the Plan shall (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or (2) prejudice in any manner the rights of the Debtor.

                                    ARTICLE X

             CONFIRMABILITY AND SEVERABILITY OF A PLAN AND CRAMDOWN

          The Debtor may request the Bankruptcy Court to confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code if an impaired Class does not accept the Plan pursuant to Section 1126 of the Bankruptcy Code. To the extent that the Debtor requests the Bankruptcy Court to confirm the Plan pursuant to
Section 1129(b) of the Bankruptcy Code, the Debtor may modify the Plan to the extent, if any, that confirmation under Section 1129(b) of the Bankruptcy Code requires such modification. The right of the Debtor to modify the Plan under this Article X does not limit the ability of the Debtor to modify the Plan under
Article XIV(B).

                                   ARTICLE XI

                      DISCHARGE, TERMINATION AND INJUNCTION


     A. DISCHARGE. Except as provided in the Confirmation Order or the Plan, the rights afforded under the Plan are in exchange for, and in complete satisfaction, discharge and release of, all of the Claims against, and Interests in, the Debtor. Except as provided in the Confirmation Order or the Plan, the confirmation of the Plan shall (1) discharge the Debtor from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in Section 502(g), Section 502(h) or Section 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan, and (2) terminate all Interests provided for by the Plan.

     B. PRECLUSION. On the Confirmation Date, except as provided in the Confirmation Order or the Plan, all persons and all entities shall be precluded from asserting against the Debtor, any successor or assign of the Debtor or any property of the Debtor any other or further Claim or any other or further Interest based upon any action or omission of any kind that occurred prior to the Confirmation Date. Except as provided in the Confirmation Order or the Plan, the Confirmation Order shall be a judicial determination of discharge of all of such Claims against the Debtor and termination of all of such Interests pursuant to Section 524 and Section 1141 of the Bankruptcy Code and such discharge shall void any judgment obtained against the Debtor at any time to the extent that such judgment relates to a discharged Claim.

     C. INJUNCTION. On the Confirmation Date, except as otherwise provided in the Confirmation Order or the Plan, all persons and all entities that have held, currently hold or may hold a Claim that is discharged or an Interest that is terminated are permanently enjoined from taking any of the following actions on account of any such discharged Claim or any such terminated Interest:

          (1) commencing or continuing any action or other proceeding against the Debtor or the property of the Debtor;

          (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor or the property of the Debtor;

          (3) creating, perfecting or enforcing any lien or any security interest against the Debtor or the property of the Debtor;

          (4) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to the Debtor or the property of the Debtor; or

          (5) commencing or continuing any action, in any manner, in any place that does not comply with, or is inconsistent with, the Plan.

     D. INSURED CLAIMS. Confirmation of the Plan shall not discharge the duty of an Insurer under a contract of insurance to continue to provide coverage to all parties covered under the contract of insurance in accordance with the terms and subject to the conditions of the contract of insurance.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

          After the Effective Date and until the entry of a final decree closing the Case, the Bankruptcy Court shall retain jurisdiction over the Case and any proceedings arising from, or relating to, the Case to the fullest extent permitted by the Bankruptcy Code and any other applicable law. Without limiting the generality of the foregoing, the Bankruptcy Court shall retain the following jurisdiction:

     A. CLAIM DETERMINATIONS. The Bankruptcy Court shall retain the jurisdiction to allow, to disallow, to liquidate, to classify, to estimate or to determine the priority of any Claim (other than a non-Class 18 Claim for personal injury or wrongful death) and to determine the validity and priority of any lien or any security interest securing such Claim, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any objection to Claims. The Bankruptcy Court shall also retain the jurisdiction to hear avoidance actions.

     B. COMPENSATION AND EXPENSE DETERMINATIONS. The Bankruptcy Court shall retain the jurisdiction to grant or to deny any application for allowance of compensation or reimbursement of expenses authorized to be paid pursuant to the Bankruptcy Code or the Plan with respect to periods ending on or before the Effective Date.

     C. EXECUTORY CONTRACT AND LEASE DETERMINATIONS. The Bankruptcy Court shall retain the jurisdiction to decide or to resolve any motions pending before the Bankruptcy Court on the Effective Date to assume, to assume and assign or to reject any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, to determine and, if necessary, to liquidate any Claim arising therefrom.

     D. ASSURANCE OF DISTRIBUTIONS. The Bankruptcy Court shall retain the jurisdiction to ensure that distributions to the holders of Allowed Claims and Allowed Interests are accomplished in accordance with the Plan.

     E. PENDING MOTIONS AND ADVERSARY PROCEEDINGS. The Bankruptcy Court shall retain the jurisdiction to decide or to resolve any motion, to grant or to deny any applications involving the Debtor, or to hear and determine any adversary proceedings that are pending on the Effective Date or are subsequently filed with the Bankruptcy Court.

     F. IMPLEMENTATION OF THE PLAN. The Bankruptcy Court shall retain the jurisdiction to enter such orders as may be appropriate or advisable to consummate the Plan and any instrument or any other agreement created in connection with, or contemplated by, the Plan.

     G. RESOLUTION OF CONTROVERSIES. The Bankruptcy Court shall retain the jurisdiction to resolve any controversy that may arise in connection with the consummation, the interpretation or the enforcement of the Plan or the rights or the obligations of any person or any entity under the Plan.

     H. MODIFICATIONS. To the extent authorized by the Bankruptcy Code, the Bankruptcy Court shall retain the jurisdiction to modify the Plan before consummation of the Plan under Section 1127 of the Bankruptcy Code, to remedy any defect or any omission and to reconcile any inconsistency in any order entered by the Bankruptcy Court, the Plan and any instrument or any other agreement created in connection with, or contemplated by, the Plan in such manner as may be appropriate or advisable to consummate the Plan.

     I. RESTRAINT OF INTERFERENCE. The Bankruptcy Court shall retain jurisdiction to issue such orders as may be appropriate or advisable to restrain interference by any person or any entity with the consummation or the enforcement of the Plan.

     J. MODIFICATION, STAY, REVERSAL, REVOCATION OR VACATION OF THE CONFIRMATION ORDER. The Bankruptcy Court shall retain jurisdiction to enter such orders as may be appropriate or advisable if the Confirmation Order is modified, stayed, reversed, revoked or vacated for any reason.

     K. AVOIDANCE AND PREFERENCE ACTIONS. The Bankruptcy Court will retain jurisdiction to determine any avoidance and preference actions brought by the Liquidation Committee subsequent to confirmation of the Plan.


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

     L. OTHER DETERMINATIONS. The Bankruptcy Court shall retain the jurisdiction to determine any other matter arising out of, or in connection with, the Confirmation, the Plan or any instrument or any other agreement created in connection with, or contemplated by, the Plan.

     M. RECOVERY OF ASSETS. The Bankruptcy Court shall retain the jurisdiction to enter such orders as may be appropriate or advisable in connection with the recovery of the assets of the Debtor and the Estate, wherever located.

     N. FINAL DECREE. The Bankruptcy Court shall retain the jurisdiction to enter an order concluding the Case.

                                  ARTICLE XIII

                         AVOIDANCE OF LIENS AND SECURITY
                      INTERESTS AND SUBORDINATION OF CLAIMS

     A. EFFECT OF AVOIDANCE. If a Final Order is entered which provides that a lien or a security interest securing a Claim is void, the Claim shall be treated in accordance with Article III.

     B. EFFECT OF EQUITABLE SUBORDINATION. If a Final Order which provides that a Claim should be equitably subordinated to the Unsecured Claims, then the Claim shall be treated in accordance with Article III.

     C. PARTIAL AVOIDANCE OR EQUITABLE SUBORDINATION. To the extent that a Claim is allowed in part as a Secured Claim and in part as an Unsecured Claim, or equitably subordinated in part, or liens or security interest avoided in part, then the Claim shall be treated in accordance with the portions of Article III.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

          A. EXCULPATION. The Debtor and the directors, the officers, the employee and the agents of the Debtor, and the members of the Liquidation Committee, shall neither have, nor incur any liability to, any person or any entity for any action taken or omitted to be taken in connection with the formulation, the preparation, the dissemination, the confirmation or the consummation of the Plan, the Disclosure Statement or any instrument or other agreement created in connection with, or contemplated by, the Plan (except as expressly provided by the Plan); provided, however, that this Article XIV(A) shall have no effect on the liability of any person or any entity that would otherwise result from any such action or any such omission to the extent that any such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.


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

     B. MODIFICATION OF THE PLAN. The Debtor may, subject to Section 1127 of the Bankruptcy Code, modify the Plan at any time and from time to time before substantial consummation of the Plan.

     C. REVOCATION OF THE PLAN. The Debtor may revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date or if confirmation of the Plan does not occur, the Plan shall be null and void and nothing contained in the Plan shall
(1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or (2) prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor.

     D. PAYMENT OF POST-PETITION INTEREST OR ATTORNEY FEES. Unless otherwise provided in the Plan, or allowed by order of the Bankruptcy Court, the Debtor shall not be required to pay any holder of a Claim any post-petition interest or attorneys' fees with respect to the Claim.

     E. GOVERNING LAW. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the Plan shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Oklahoma.

     F. NOTICES. After the Effective Date, any notice or other communication to the Debtor and/or the Liquidation Committee required or permitted under the Plan shall be in writing and shall be hand delivered or sent by certified or registered mail, postage pre-paid, return receipt requested, as follows:

                   TO THE DEBTOR AT THE FOLLOWING ADDRESS:

                            Freymiller Trucking, Inc.
                             c/o Judy Hamilton Morse
                                 Crowe & Dunlevy
                             1800 Mid-America Tower
                                 20 N. Broadway
                            Oklahoma City, OK  73102
                           Telephone:  (405) 235-7759
                            Telecopy:  (405) 239-6651
                              Attorneys for Debtor

                                 with a copy to:




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

                                 Lucinda Dennis
                           Bronson, Bronson & McKinnon
                       444 South Flower Street, 24th Floor
                           Los Angeles, CA  90071-2925
                           Telephone:  (213) 627-2000
                            Telecopy:  (213) 627-2277
                       Attorneys for Liquidation Committee

           TO THE LIQUIDATION COMMITTEE AT THE FOLLOWING ADDRESS:

                                 Lucinda Dennis
                           Bronson, Bronson & McKinnon
                       444 South Flower Street, 24th Floor
                           Los Angeles, CA  90071-2925
                           Telephone:  (213) 627-2000
                            Telecopy:  (213) 627-2277
                       Attorneys for Liquidation Committee

          After the Effective Date, any notice or other communication to a holder of a Claim or an Interest required or permitted under the Plan shall be hand delivered or shall be sent by certified or registered mail, postage pre-paid, return receipt requested, to the holder at the address set forth on any proof of claim filed by the holder or, if the holder has not filed or been deemed to have filed a proof of claim, at the last known address of the holder as reflected by the records of the Debtor.

          A notice or other communication sent pursuant to this Article XIV(G) shall be deemed given and received upon delivery if hand delivered and three business days after deposited in the United States mail if sent by registered or certified mail.

     G. SUCCESSORS AND ASSIGNS. The rights of any person or any entity named or referred to in this Plan shall inure to the benefit of, and the obligations of any person or any entity named or referred to in this Plan shall be binding on, any successor or assign of such person or such entity.

          Dated this 13th day of December, 1995.

                              FREYMILLER TRUCKING, INC.


                              By: /s/RICHARD E. KUEHN
                                  -----------------------------------
                                   Richard E. Kuehn
                                   Executive Vice President



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


                              CROWE & DUNLEVY,

                              A Professional Corporation


                              By:/s/ JUDY HAMILTON MORSE
                                 --------------------------------------
                                   Judy Hamilton Morse, OBA #6450
                                   Roger A. Stong, OBA #11710
                                   David L. Nunn, OBA #14512

                              1800 Mid-America Tower
                              20 North Broadway
                              Oklahoma City, Oklahoma  73102
                              (405) 235-7700

                              ATTORNEYS FOR FREYMILLER TRUCKING,
                              INC.








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